Exhibit 10.20

SOMALOGIC, INC.

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT (“Amendment”) hereby amends that certain EMPLOYMENT AGREEMENT, entered into as of April 20, 2020 (the “Prior Agreement”), by and between SomaLogic, Inc. (the “Company”) and Melody Harris (the “Employee” and, together with the Company, the “Parties”).

WHEREAS, the Parties entered into the Prior Agreement to provide for the terms and conditions of the Employee’s employment with the Company;

WHEREAS, on March 28, 2021, the Company, CM Life Sciences II, Inc. (“CM Life Sciences”) and S-Craft Merger Sub, Inc., a wholly-owned subsidiary of CM Life Sciences, entered into that certain Agreement and Plan of Merger pursuant to which, and subject to the terms and conditions therein, the Company will merge with and into S-Craft Merger Sub, Inc., with the Company being the surviving corporation (the “Business Combination”); and

WHEREAS, the Company and the Employee desire to amend certain terms of the Prior Agreement and to incorporate additional terms as provided herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promise set forth in this Amendment, and for other consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Employee (intending to be legally bound) hereby agree as follows:

1. Section 6.7 of the Prior Agreement is hereby replaced in its entirety with the following:

“6.7. Termination Due to Change of Control or the Business Combination. The Company or its successor may terminate the Employee upon or following a Change in Control without Cause pursuant to Section 6.4, and the Employee may elect to terminate her employment upon or following a Change in Control for Good Reason pursuant to Section 6.6 should any of the listed reasons occur. In the event of the Employee’s termination upon a Change in Control or without Cause or for Good Reason during the 12-month period following (i) a Change in Control or (ii) the consummation of the Business Combination, the Employee will be entitled to the severance benefits set forth in Section 6.8(c). “Change of Control” means the occurrence of one or more of the following events:

(a) a sale of all or substantially all of the assets of the Company; (b) the acquisition of more than 50% of the voting power of the outstanding securities of the Company by one or more persons or entities by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation) unless the Company’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for the Company’s outstanding stock) hold at least 50% of the voting power of the outstanding securities of the surviving or acquiring entity; or (c) any reorganization, merger or consolidation in which the Company is not the surviving entity, excluding any merger effected exclusively for the purpose of changing the domicile of the Company.”

2. Section 10.7 of the Prior Agreement is hereby replaced in its entirety with the following:

“10.7. Section 409A. This Agreement is intended to comply with, or otherwise be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted in a manner consistent therewith, but without increasing the Company’s liability hereunder. Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” for purposes of Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In addition, the entitlement to any series of payments provided for in this Agreement shall be treated as a series of separate payments rather than a single payment for purposes of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” for purposes of Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 10.7 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. All expense reimbursements provided in this Agreement shall be submitted to the Company by the Employee no later than 60 days after the date on which the applicable expense was incurred, and the Company shall reimburse the Employee within thirty (30) days after such submission (but in no event shall such reimbursement occur later than the last day of the calendar year following the calendar year in which such expense was incurred). In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year.”

3. New Section 10.15 is hereby added to the Prior Agreement as follows:

“10.15. Clawback. The Employee acknowledges and agrees that the Employee is and will be subject to any clawback policy that may be adopted by the Company’s Board of Directors during the term of the Employee’s employment with the Company or any of its affiliates.”

4. New Section 10.16 is hereby added to the Prior Agreement as follows:

“10.16. Trade Secrets; Whistleblowing. Notwithstanding anything to the contrary in this Agreement or otherwise, the Employee understands and acknowledges that the Company has informed the Employee that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for (i) the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, notwithstanding anything to the contrary in this Agreement or otherwise, the Employee understands and acknowledges that the Company has informed the Employee that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order. Nothing in this Agreement or any other agreement between the Employee and the Company shall be interpreted to limit or interfere with the Employee’s right to report good faith suspected violations of law to applicable government agencies, including the Equal Employment Opportunity Commission, National Labor Relation Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other applicable federal, state or local governmental agency, in accordance with the provisions of any “whistleblower” or similar provisions of local, state or federal law. The Employee may report such suspected violations of law, even if such action would require the Employee to share the Company’s proprietary information or trade secrets with the government agency, provided that any such information is protected to the maximum extent permissible and any such information constituting trade secrets is filed only under seal in connection with any court proceeding. Lastly, nothing in this Agreement or any other agreement between the Employee and the Company will be interpreted to prohibit the Employee from collecting any financial incentives in connection with making such reports or require the Employee to notify or obtain approval by the Company prior to making such reports to a government agency.”

5. New Section 10.17 is hereby added to the Prior Agreement as follows:

“10.17. Assumption by CM Life Sciences following the Business Combination. Upon and subject to the consummation of the Business Combination, this Agreement and all rights and obligations hereunder, as permitted pursuant to Section 10.1, shall be assigned by the Company to CM Life Sciences, and thereupon, CM Life Sciences shall accept such assignment and shall honor any and all of such rights and obligations (the “Assignment”). In connection with the foregoing Assignment, references in the Agreement to “Company” in the capacity as an employer shall be deemed to be references to CM Life Sciences as the context may require. Following the Assignment, the Company and CM Life Sciences hereby acknowledge and agree that CM Life Sciences may make the Employee’s services available to certain affiliates of CM Life Sciences and, to the extent that the Employee’s services are made so available, the terms of the Agreement shall apply mutatis mutandis with respect to the Employee’s services to any applicable affiliate of CM Life Sciences, including the Company following the consummation of the Business Combination. For the avoidance of doubt, following the Assignment, any references in the Agreement to termination of the Agreement or to termination of the Employee’s employment shall be deemed to refer to the termination of the Agreement and the Employee’s employment, each with CM Life Sciences and all of its subsidiaries and affiliates. In the event that the Business Combination is not consummated or is abandoned for any reason, this Section 10.17 shall be null and void ab initio.”

6. Except as hereby amended or modified herein, the terms and conditions of the Prior Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, this 28th day of June, 2021.

Company:

SOMALOGIC, INC.

By:	/s/ Amy Graves
Print Name:	Amy Graves
Print Title:	Sr. Corporate Controller

Solely for purposes of Section 5 of this
Amendment:

CM LIFE SCIENCES II, INC.,

By:	/s/ Brian Emes
Print Name:	Brian Emes
Print Title:	CFO

AGREED AND ACCEPTED:

Employee:

/s/ Melody Harris		June 29, 2021
Name: